For Immediate Release

Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

RYAM Announces Executive Transition
JACKSONVILLE, Fla. – December 10, 2025 -- Rayonier Advanced Materials Inc. (NYSE: RYAM) (the “Company”), a global leader of cellulose-based technologies, announced that President and Chief Executive Officer De Lyle W. Bloomquist has informed the Board of Directors of his intention to retire by the time of the Company’s 2026 Annual Meeting of Stockholders, expected in May 2026. Mr. Bloomquist also confirmed he will not stand for re-election to the Company’s Board of Directors. To ensure continuity and a smooth transition, Bloomquist will remain in his role as CEO until a successor is appointed.
The Board has launched a comprehensive search process and engaged Spencer Stuart, a leading executive search firm, to assist in identifying and evaluating both internal and external candidates. This process reflects the Board’s commitment to strong governance and long-term value creation.
“On behalf of the Board, I want to extend our sincere gratitude to De Lyle for his leadership and contributions to RYAM over the past four years,” said Lisa Palumbo, Chair of RYAM’s Board of Directors. “He has been instrumental in advancing our BioFuture vision and positioning the Company for sustainable growth. The Board remains fully confident in RYAM’s strategy and, through our succession planning, is committed to appointing a new CEO who will continue to drive innovation, operational excellence, and shareholder value”.
About RYAM
RYAM is a global leader of cellulose-based technologies, including cellulose specialties, a natural polymer commonly used in the production of filters, food, pharmaceuticals and other industrial applications. RYAM’s specialized assets, capable of creating the world’s leading cellulose specialties products, are also used to produce commodity fluff pulp, biofuels, bioelectricity and other biomaterials such as bioethanol and tall oils. The Company also manufactures products for the paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM generated $1.6 billion of revenue in 2024. More information is available at www.RYAM.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this press release may constitute forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by words such as “may”, “intend”, “believe”, “expect”, “anticipate”, “continue”, or other comparable words and references to future periods. These statements involve a number of risks and uncertainties and RYAM cautions that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in RYAM’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the securities commissions.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com